UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 18, 2022

Sysco Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-06544	74-1648137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1390 Enclave Parkway, Houston, TX 77077-2099

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (281) 584-1390

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $1.00 Par Value	SYY	New York Stock Exchange
1.25% Notes due June 2023	SYY23	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 18, 2022, Sysco Corporation and State Street Global Advisors Trust Company, as independent fiduciary of the Sysco Corporation Retirement Plan (the “Plan”), entered into a commitment agreement with Massachusetts Mutual Life Insurance Company (the “Insurer”), which has an AA+, Aa3, and A++ credit ratings from S&P Global, Moody’s, and AM Best, respectively, under which the Plan agreed to purchase a nonparticipating single premium group annuity contract that will transfer to the Insurer approximately $700 million of the Plan’s defined benefit pension obligations related to certain pension benefits.

The purchase of the group annuity contract by the Plan is expected to close on October 25, 2022. The contract covers approximately 10,000 Sysco participants and beneficiaries (the “Transferred Participants”). Under the group annuity contract, the Insurer will make an unconditional and irrevocable commitment to pay the pension benefits of each Transferred Participant that are due on or after January 1, 2023. The transaction will result in no changes to the amount of benefits payable to the Transferred Participants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Sysco Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sysco Corporation

Date: October 24, 2022	By:	/s/ Gerald W. Clanton
Gerald W. Clanton
Vice President, Legal, Deputy General Counsel and Assistant Corporate Secretary